Exhibit 1.        Press Release

                              FOR IMMEDIATE RELEASE

              Belzberg Technologies Reports Second Quarter Results

         TORONTO, Aug. 9 /CNW/ - Belzberg Technologies Inc. today announced revenues of $7.8 million for the second quarter of fiscal 2002 ending June 30th
- an increase of over 21% from the same period a year ago, and an increase of over 10% from the first quarter of the current year. For the six months ended June 30th, revenues are up over 36% from the same period a year ago. The Company's revenues are now annualized at a run rate of $31.3 million and growing. This compares favorably to revenues of $24.4 million in fiscal 2001.

         Earnings before interest, taxes, amortization and other non-recurring items relating to the Philadelphia operation was positive $16,000, essentially unchanged from the same period a year ago. This represents an improvement of approximately $100,000 from the first quarter of the current fiscal year. Net loss for the second quarter was $0.8 million, including $0.5 million of non-cash amortization expenses and $0.2 million relating to foreign exchange losses associated with the strengthening of the Canadian dollar against the US dollar during the period. The Company's net loss per share in the quarter was $(0.07) as compared to $(0.09) in the same period in 2001.

         On June 14, 2002, the Company completed a private placement for net cash proceeds of approximately $13.1 million. This increased the Company's cash position and working capital to approximately $16 million at quarter end.

         The Company derives its revenue from recurring, monthly transaction and subscription fees. Barring any unforeseen, dramatic changes to financial markets, the Company anticipates that its existing revenue base will remain solid, and forthcoming new subscriptions and order routing contracts will add to this recurring monthly revenue stream. This was validated in July, 2002, where due to increased volatility in the markets in the month, the Company had record revenues in the month of over $3.0 million.

         Since revenues have now reached the point where they are carrying the operations infrastructure of the Company, higher margins will be achieved on future incremental revenue. In addition, the Company has begun implementing alternative methods of processing order flow including changing the manner in which the company pays for clearing transactions, the consolidation of broadband suppliers and the consolidation of information publishing suppliers that will improve margins on existing revenue. The full impact of these cost reduction measures are expected to be realized upon in the fourth quarter of fiscal 2002 and continue into fiscal 2003.

         About Belzberg Technologies Inc.

         Belzberg Technologies provides the software and networks that enable global, direct-access routing and execution of trades for financial institutions in the United Sates, Canada and Europe. Using Belzberg's suite of integrated trading tools and network connectivity options, Belzberg's customers have direct access to all North American equities and options markets, as well as major European stock exchanges. The firm's client-base includes over 110 leading U.S. and international brokerage houses and financial institutions. Belzberg Technologies is listed on the Toronto Stock Exchange (Ticker BLZ) - additional information on the company is available at www.belzberg.com.

         Except for historical information contained herein, the matters discussed in this press release are based on forward-looking statements that involve risk and uncertainty. A variety of important factors could cause results to differ materially from such statements, including but not limited to economic, competitive, governmental and technological factors affecting the company's operations, markets, products, prices and other factors.

                           BELZBERG TECHNOLOGIES INC.
                           Consolidated Balance Sheets
                                   (Unaudited)
                              (in Canadian dollars)
--------------------------------------------------------------------------------

                                                        June 30,                 December 31,
                                                          2002                       2001
                                                       ----------                ------------
ASSETS

CURRENT
  Cash and cash equivalents                           $ 16,408,503               $  6,361,427
  Accounts receivable                                    4,615,223                  4,715,206
  Government assistance receivable                         218,646                       --
  Prepaid expenses and other receivables                   852,133                    970,681
---------------------------------------------------------------------------------------------
                                                        22,094,505                 12,047,314

CAPITAL ASSETS                                           5,744,749                  4,647,962

GOODWILL                                                   755,239                    755,239
---------------------------------------------------------------------------------------------
                                                      $ 28,594,493               $ 17,450,515
=============================================================================================

LIABILITIES

CURRENT
  Accounts payable and accrued
   liabilities                                        $  2,341,335               $  1,961,393
  Accrued restructuring charges                            330,653                       --
  Consideration payable                                       --
                                                                                      362,674
  Deferred revenue                                         759,386                    786,870
  Bank loan                                                722,616                    633,211
  Current portion of obligations under
   capital lease                                         1,738,654                  1,390,296
---------------------------------------------------------------------------------------------
                                                         5,892,644                  5,134,444

DEFERRED REVENUE                                              --                        9,224

OBLIGATIONS UNDER CAPITAL LEASE                          1,550,266                  1,502,138
---------------------------------------------------------------------------------------------
                                                         7,442,910                  6,645,806
---------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

CAPITAL STOCK                                           34,700,917                 22,813,253

CONTRIBUTED SURPLUS                                        398,979                       --

WARRANTS                                                 2,573,085                  1,782,900

DEFICIT                                                (16,521,398)               (13,791,444)
---------------------------------------------------------------------------------------------
                                                        21,151,583                 10,804,709
---------------------------------------------------------------------------------------------
                                                      $ 28,594,493               $ 17,450,515
=============================================================================================

                           BELZBERG TECHNOLOGIES INC.
                Consolidated Statements of Operations and Deficit
                                   (Unaudited)
                              (in Canadian dollars)

                                                Three months ended June 30,                Six months ended June 30,
                                                 2002                 2001                 2002                2001
                                             ------------         ------------         ------------         ------------
REVENUE                                      $  7,817,447         $  6,444,114         $ 14,919,048         $ 10,994,196

COST OF REVENUE                                 4,069,519            2,398,004            7,716,491            4,013,524
------------------------------------------------------------------------------------------------------------------------
GROSS MARGIN                                    3,747,928            4,046,110            7,202,557            6,980,672
------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Sales and marketing                           1,083,035            1,214,583            1,972,161            2,344,890
  Research and development                        958,875              785,884            1,862,448            1,552,812
  Government assistance                          (218,646)                --               (218,646)                --
  Administration                                1,908,468            2,030,086            3,652,396            3,021,678
  Non-recurring Philadelphia expenses                --                   --                302,053                 --
------------------------------------------------------------------------------------------------------------------------
                                                3,731,732            4,030,553            7,570,412            6,919,380
------------------------------------------------------------------------------------------------------------------------

OPERATING EARNINGS
 (LOSS) FROM CONTINUING OPERATIONS
 BEFORE UNDERNOTED ITEMS                           16,196               15,557             (367,855)              61,292

  Amortization                                    532,229              443,296            1,020,898              842,898
  Interest expense                                115,362              147,037              253,513              263,293
  Restructuring charges                              --                   --
                                                                                            842,620                 --
  Foreign exchange loss (gain)                    237,050              190,489              243,309              (56,044)
  Interest income                                 (65,885)             (90,893)             (88,666)            (189,278)
 ------------------------------------------------------------------------------------------------------------------------

LOSS FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES                  (802,560)            (674,372)
                                                                                         (2,639,529)            (799,577)

INCOME TAXES                                       23,853                 --                 40,725                8,614
------------------------------------------------------------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS                  (826,413)            (674,372)          (2,680,254)            (808,191)

LOSS FROM DISCONTINUED OPERATIONS                    --               (281,752)                --               (531,274)
------------------------------------------------------------------------------------------------------------------------

NET LOSS                                         (826,413)            (956,124)          (2,680,254)          (1,339,465)

DEFICIT, BEGINNING OF PERIOD                  (15,645,285)          (9,850,627)         (13,791,444)          (9,075,468)

PREMIUM ON REPURCHASE
 OF COMMON SHARES                                 (49,700)              (5,456)             (49,700)            (397,274)
------------------------------------------------------------------------------------------------------------------------

DEFICIT, END OF PERIOD                       $(16,521,398)        $(10,812,207)        $(16,521,398)        $(10,812,207)
========================================================================================================================

LOSS PER SHARE FROM
 CONTINUING OPERATIONS
  Basic and diluted                          $      (0.07)        $      (0.06)        $      (0.24)        $      (0.07)
========================================================================================================================

LOSS PER SHARE
  Basic and diluted                          $      (0.07)        $      (0.09)        $      (0.24)        $      (0.12)
========================================================================================================================

 WEIGHTED AVERAGE NUMBER OF
 OUTSTANDING COMMON SHARES                     11,313,765           10,988,984           11,188,749           10,988,984
========================================================================================================================

                         BELZBERG TECHNOLOGIES INC.
                    Consolidated Statements of Cash Flows
                                 (Unaudited)
                            (in Canadian dollars)

                                                   Three months ended June 30,           Six months ended June 30,
                                                     2002              2001               2002               2001
                                                ------------       ------------       ------------       ------------
CASH PROVIDED BY (USED FOR)

OPERATING ACTIVITIES
  Loss from continuing
   operations                                   $   (826,413)      $   (674,372)      $ (2,680,254)      $   (808,191)
  Items not affecting cash
    Amortization of capital assets                   532,229            413,008          1,020,898            782,322
    Amortization of goodwill                            --               30,288               --               60,576
    Amortization of gain on
     sale and leaseback
     of capital assets                               (26,192)           (26,292)           (52,576)           (50,670)
    Compensation expense of
     stock options granted to
     consultants                                       3,875               --                3,875               --
  Changes in non-cash working
   capital items                                    (373,891)           900,461            796,801            415,776
---------------------------------------------------------------------------------------------------------------------
                                                    (690,392)           643,093           (911,256)           399,813
---------------------------------------------------------------------------------------------------------------------

  INVESTING ACTIVITIES
  Payment of consideration
   due for acquisition
   of Robert C. Sheehan & Associates, Inc.              --                 --             (362,674)              --
  Net cash acquired from the acquisition
   of Robert C. Sheehan & Associates, Inc.              --              670,064               --              670,064
  Purchase of capital assets                        (425,857)          (822,180)          (984,759)          (930,389)
---------------------------------------------------------------------------------------------------------------------
                                                    (425,857)          (152,116)        (1,347,433)          (260,325)
---------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Repayment of obligations
   under capital lease                              (413,919)          (266,219)          (779,768)          (509,455)
  Proceeds from bank loan                               --                 --              255,558               --
  Repayment of bank loan                             (83,245)              --             (166,153)              --
  Net proceeds from issuance
   of common shares                               12,254,853               --           12,254,853          4,698,991
  Proceeds on issuance of
   warrants                                          847,626               --              847,626               --
  Proceeds from the exercise
   of stock options                                     --                 --                 --               20,000
  Repurchase of common shares                       (106,351)            (7,733)          (106,351)          (483,157)
---------------------------------------------------------------------------------------------------------------------
                                                  12,498,964           (273,952)        12,305,765          3,726,379
---------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH FROM
 CONTINUING OPERATIONS                            11,382,715            217,025         10,047,076          3,865,867

NET CASH USED BY DISCONTINUED
 OPERATIONS                                             --             (257,039)              --             (437,638)
---------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                        11,382,715            (40,014)        10,047,076          3,428,229

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                               5,025,788          9,110,167          6,361,427          5,641,924
---------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS,
 END OF PERIOD                                  $ 16,408,503       $  9,070,153       $ 16,408,503       $  9,070,153
=====================================================================================================================

CASH AND CASH EQUIVALENTS:
  Cash                                          $  5,949,784       $  3,659,516       $  5,949,784       $  3,659,516
  Short-term investments                          10,458,719          5,410,637         10,458,719          5,410,637
---------------------------------------------------------------------------------------------------------------------
                                                $ 16,408,503       $  9,070,153       $ 16,408,503       $  9,070,153
=====================================================================================================================

SUPPLEMENTAL CASH FLOW
 INFORMATION
  Value of share capital recorded
   for compensation expense                     $       --         $     28,470       $       --         $     56,940
  Value of compensation options
   issued on private placement                  $    310,539       $       --         $    310,539       $       --
  Acquisition of capital assets
   with debt                                    $    953,880       $    154,871       $  1,132,926       $    392,781
  Interest paid                                 $    115,363       $    147,037       $    253,514       $    263,293
  Income taxes paid                             $        889       $       --         $     17,761       $      8,614


Belzberg Contact:
Donald Wilson, Chief Operating Officer
Phone: (416) 360-1812
E-mail: dwilson@belzberg.com